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                                                                  EXHIBIT 11
                                                                  (Unaudited)

                   U.S. HOME CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER COMMON SHARE
                (Dollars in Thousands, Except Per Share Data)

                                     Three Months Ended        Six Months Ended
                                         June 30,                  June 30,
                                 ________________________   ______________________
                                     1994         1993         1994        1993
                                 ____________  __________   __________  __________
Income Per Common And Common
  Equivalent Share -

  Net income                      $     7,172  $    5,251  $   14,233  $   10,280
                                  ===========  ==========  ===========  ==========
  Weighted average common
    shares outstanding             11,373,960  11,191,253   11,359,210  11,184,368

  Effect of assumed exercise
    of dilutive stock options
    and warrants                         -        107,478      209,179     107,478
                                  ___________  __________  ___________  __________
  Total common and common
    equivalent shares              11,373,960  11,298,731   11,568,389  11,291,846
                                  ===========  ==========  ===========  ==========
  Income per common and common
    equivalent share               $       .63 $       .46  $      1.23  $      .91
                                  =========== ===========  ===========  ==========

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
                                     Three Months Ended        Six Months Ended
                                         June 30,                  June 30,
                                 ________________________   ______________________
                                     1994         1993         1994        1993
                                 ____________  __________   __________  __________

Income Per Common Share,
  Assuming Full Dilution -

  Net income                      $     7,172  $     5,251  $    14,233 $    10,280

  Add interest applicable to
    4.875% convertible
    subordinated debentures,
    net of income tax effect              260           -           520         -
                                  ___________  ___________  ___________ ___________
  Income per common share,
    assuming full dilution        $     7,432  $     5,251  $    14,753 $    10,280
                                  ===========  ===========  =========== ===========
  Total common and common
    equivalent shares              11,373,960   11,298,731   11,568,389  11,291,846

  Assumed additional common
    shares from exercise of
    dilutive stock options
    and warrants resulting
    from use of market price
    of common stock at end
    of period                             -           -            -           -

  Assumed conversion of 4.875%
    convertible subordinated
    debentures at $35.50 per
    share at date of issuance       2,253,521         -      2,253,521         -
                                  ___________ ___________  ___________ ___________
  Total common shares, assuming
    full dilution                  13,627,481  11,298,731   13,821,910  11,291,846
                                  =========== ===========  =========== ===========
  Income per common share,
    assuming full dilution        $       .55 $       .46  $      1.07 $       .91
                                  =========== ===========  =========== ===========

Note:  See Note 6 of Notes to Consolidated Condensed Financial Statements.
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